Exhibit 99.1

Press Release

Information for Investors:	Information for Media:

Kirk Larsen	Michelle Kersch
Black Knight Financial Services, Inc.	Black Knight Financial Services, Inc.
904.527.4470	904.854.5043
kirk.larsen@bkfs.com	michelle.kersch@bkfs.com

Black Knight Financial Services Reports First Quarter 2017 Financial Results

•	Revenues increased 7% to $258.1 million, and Adjusted Revenues increased 6% to $259.5 million

•	Net Earnings Attributable to Black Knight Financial Services, Inc. of $12.2 million, or $0.18 per diluted share, and Adjusted Net Earnings of $45.3 million, or $0.30 per diluted share

•	Adjusted EBITDA increased 8% to $119.4 million, with an Adjusted EBITDA Margin of 46.0%

JACKSONVILLE, Fla. - May 3, 2017 - Black Knight Financial Services, Inc. (NYSE: BKFS), a leading provider of technology, data and analytics solutions to the nation's top mortgage lenders and servicers, today announced financial results for the first quarter ended March 31, 2017.

Revenues for the first quarter of 2017 increased 7% to $258.1 million from $241.9 million in the prior year quarter. Net earnings attributable to Black Knight Financial Services, Inc. for the first quarter of 2017 were $12.2 million, or $0.18 per diluted share, compared to $11.4 million, or $0.17 per diluted share, in the prior year quarter. Earnings before income taxes for the first quarter of 2017 include $3.2 million of expenses associated with the Term Loan B repricing and the planned tax-free spin-off of Black Knight from Fidelity National Financial, Inc. ("FNF"). The effect of these items on Net earnings attributable to Black Knight Financial Services, Inc. was $1.0 million, or $0.01 per diluted share.

Adjusted Revenues for the first quarter of 2017 increased 6% to $259.5 million from $244.2 million in the prior year quarter. Excluding the effect of the previously announced Property Insight realignment, Adjusted Revenues growth for the first quarter of 2017 was 9%. Adjusted Net Earnings for the first quarter of 2017 increased 11% to $45.3 million, or $0.30 per diluted share, compared to Adjusted Net Earnings of $40.9 million, or $0.27 per diluted share, in the prior year quarter.

Adjusted EBITDA for the first quarter of 2017 increased 8% to $119.4 million from $110.1 million in the prior year quarter. Adjusted EBITDA Margin was 46.0% compared to 45.1% in the prior year quarter.

Black Knight Executive Chairman Bill Foley said, “We are highly focused on converting our significant implementation pipeline from our exceptional sales year in 2016, and we continue to execute against our long-term strategic initiatives to drive revenue growth. In particular, during the first quarter we expanded and extended our relationships with several key existing clients through cross-sell and contract renewals, won new clients in existing markets and introduced new products and solutions, such as LoanSphere Empower Now!.”

Black Knight President and Chief Executive Officer Tom Sanzone added, “We are pleased with our results in the first quarter. We delivered Adjusted Revenues growth of 6%, or 9% excluding the effect of the Property Insight realignment, and Adjusted EBITDA growth of 8%, which drove Adjusted EBITDA Margin expansion of 90 basis points to 46.0%. Black Knight is uniquely positioned as the market-leading provider of comprehensive end-to-end solutions to help our clients drive greater efficiencies to improve their financial performance while better managing and mitigating risk.”

Definitions of non-GAAP financial measures and the reconciliations to related GAAP measures are provided in subsequent sections of the press release narrative and supplemental schedules. Black Knight has not provided a reconciliation of forward-looking Adjusted Net Earnings Per Share and Adjusted EBITDA growth to the most directly comparable GAAP financial measures, due primarily to variability and difficulty in making accurate forecasts and projections of non-operating matters that may arise, as not all of the information necessary for a quantitative reconciliation is available to Black Knight without unreasonable effort.

Segment Information

Technology

Adjusted Revenues for the first quarter of 2017 increased 9% to $220.6 million from $202.4 million in the prior year quarter. Our servicing technology business had Adjusted Revenues growth of 11%, primarily driven by loan growth on our servicing platform, price increases and higher transactional volumes. In our origination technology business, Adjusted Revenues growth of 2% was driven primarily by the eLynx acquisition, partially offset by lower consulting revenues, client contract termination fees and volumes on the Exchange as a result of a decline in refinancing originations. Adjusted EBITDA increased 10% to $126.9 million from $115.4 million, with an Adjusted EBITDA Margin of 57.5%, an increase of 50 basis points compared to the prior year quarter.

Data and Analytics

Adjusted Revenues for the first quarter of 2017 were $38.9 million compared to $41.8 million in the prior year quarter. Excluding the effect of the Property Insight realignment, Adjusted Revenues increased $4.3 million, or 12%, from the prior year quarter driven by the Motivity Solutions acquisition and growth in our multiple listing service and property data businesses. Adjusted EBITDA was $5.4 million compared to $6.8 million in the prior year quarter. Adjusted EBITDA Margin was 13.9% compared to 16.3% in the prior year quarter.

Realignment of Property Insight

Effective January 1, 2017, Property Insight, LLC ("Property Insight"), a Black Knight subsidiary that provides information used by title insurance underwriters, title agents and closing attorneys to source and underwrite title insurance for real property sales and transfer, realigned its commercial relationship with FNF. In connection with the realignment, Property Insight employees responsible for title plant posting and maintenance were transferred to FNF. Under the new commercial arrangement, Black Knight continues to own the title plant technology and retains sales responsibility for third parties, other than FNF. As a result of the realignment, Black Knight no longer recognizes revenue or expense related to title plant posting and maintenance but charges FNF a license fee for use of the technology to access and maintain the title plant data. Had the realignment taken place on January 1, 2016, Black Knight revenues and expenses for 2016 would have been lower by approximately $30 million with essentially no effect to Adjusted EBITDA.

Balance Sheet

As of March 31, 2017, Black Knight had cash and cash equivalents of $107.5 million and debt of $1,560.3 million. As of March 31, 2017, Black Knight had available capacity of $350.0 million on its revolving credit facility.

Business Outlook

The following forward-looking statements reflect Black Knight’s expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Black Knight does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.
Black Knight’s full year 2017 outlook is as follows:

•	Revenues and Adjusted Revenues growth are expected to be in the range of 3% to 5% (6% to 8% adjusting to reflect the Property Insight realignment as if it had taken place on January 1, 2016).

•	Adjusted Net Earnings Per Share is expected to be in the range of $1.34 to $1.38.

•	Adjusted EBITDA growth is expected to be in the range of 10% to 12%.

Earnings Conference Call and Audio Webcast

Black Knight will host a conference call to discuss the first quarter 2017 financial results on May 3, 2017, at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-4018, or for international callers (201) 689-8471. A replay will be available from 8:00 p.m. ET on May 3, 2017 through May 10, 2017, and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671, and entering replay passcode 13659504.

The call will also be webcast live from Black Knight's investor relations website at http://investor.bkfs.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

About Black Knight Financial Services, Inc.
Black Knight (NYSE: BKFS), is a leading provider of integrated technology, data and analytics solutions that facilitate and automate many of the business processes across the mortgage lifecycle.
Black Knight is committed to being the premier business partner that lenders and servicers rely on to achieve their strategic goals, realize greater success and better serve their customers by delivering best-in-class technology, services and insight with a relentless commitment to excellence, innovation, integrity and leadership. For more information on Black Knight, please visit www.bkfs.com.
Non-GAAP Financial Measures
This earnings release presents non-GAAP financial information, including Adjusted Revenues, Adjusted Revenues excluding the effect of the Property Insight realignment, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Earnings and Adjusted Net Earnings Per Share. These are important financial performance measures for Black Knight, but are not financial measures as defined by generally accepted accounting principles ("GAAP"). The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Black Knight uses these non-GAAP financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Black Knight believes they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making, including determining a portion of executive compensation. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.
Adjusted Revenues and Adjusted EBITDA for the Technology and Data and Analytics segments are presented in conformity with Accounting Standards Codification 280, Segment Reporting. These measures are reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For these reasons, these measures are excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K.
Adjusted Revenues - We define Adjusted Revenues as Revenues adjusted to include the revenues that were not recorded by Black Knight during the periods presented due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP. These adjustments are reflected in Corporate and Other. This adjustment for the full year 2017 is expected to be approximately $4.5 million.
Adjusted Revenues Excluding the Effect of the Property Insight Realignment - We define Adjusted Revenues excluding the effect of the Property Insight realignment as Adjusted Revenues for the respective 2016 period determined on the basis as if the Property Insight realignment had taken place on January 1, 2016.
Adjusted EBITDA - We define Adjusted EBITDA as Net earnings, with adjustments to reflect the addition or elimination of certain income statement items including, but not limited to:

•	Depreciation and amortization;

•	Interest expense;

•	Income tax expense;

•	Other expense, net;

•	Loss (gain) from discontinued operations, net of tax;

•	deferred revenue purchase accounting adjustment recorded in accordance with GAAP;

•	equity-based compensation, including related payroll taxes;

•	costs associated with debt and/or equity offerings, including the planned tax-free spin-off of Black Knight from FNF; and

•	acquisition-related costs.
These adjustments are reflected in Corporate and Other.

Adjusted EBITDA Margin - Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Adjusted Revenues.

Adjusted Net Earnings - We define Adjusted Net Earnings as Net earnings with adjustments to reflect the addition or elimination of certain income statement items including, but not limited to:

•	the net incremental depreciation and amortization adjustments associated with the application of purchase accounting;

•	deferred revenue purchase accounting adjustment recorded in accordance with GAAP;

•	equity-based compensation, including related payroll taxes;

•	costs associated with debt and/or equity offerings, including the planned tax-free spin-off of Black Knight from FNF;

•	significant legal and regulatory matters; and

•
adjustment for income tax expense at our full year estimated effective tax rate of 37.0% for the three months ended March 31, 2017 and 2016, assuming the conversion of all the shares of Class B common stock into shares of Class A common stock, assuming that Black Knight was a taxable entity as of the beginning of the earliest period presented and assuming the effect of the non-GAAP adjustments.

Adjusted Net Earnings Per Share - We calculate per share amounts assuming the exchange of all shares of Class B common stock into shares of our Class A common stock at the beginning of the respective period, as well as the dilutive effect of any unvested restricted shares of Class A common stock.
Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on Black Knight management's beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Black Knight undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
The risks and uncertainties that forward-looking statements are subject to include, but are not limited to:

•	our ability to successfully achieve the conditions to and consummate the tax-free spin-off of Black Knight from FNF;

•	electronic security breaches against our information systems;

•	our ability to maintain and grow our relationships with our customers;

•	changes to the laws, rules and regulations that impact our and our customers’ businesses;

•	our ability to adapt our services to changes in technology or the marketplace;

•	the impact of any potential defects, development delays, installation difficulties or system failures on our business and reputation;

•	changes in general economic, business, regulatory and political conditions, particularly as they affect the mortgage industry;

•	risks associated with the availability of data;

•	the effects of our substantial leverage on our ability to make acquisitions and invest in our business;

•	risks associated with our structure and status as a “controlled company;”

•	our ability to successfully integrate strategic acquisitions; and

•
other risks and uncertainties detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

SCHEDULE I
BLACK KNIGHT FINANCIAL SERVICES, INC.
Condensed Consolidated Balance Sheets
(In millions)

	March 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$107.5	$133.9
Trade receivables, net	160.3	155.8
Prepaid expenses and other current assets	53.2	45.4
Receivables from related parties	1.3	4.1
Total current assets	322.3	339.2
Property and equipment, net	177.8	173.0
Computer software, net	439.4	450.0
Other intangible assets, net	282.4	299.5
Goodwill	2,306.8	2,303.8
Other non-current assets	203.2	196.5
Total assets	$3,731.9	$3,762.0

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable and other accrued liabilities	$63.1	$55.2
Accrued compensation and benefits	27.3	61.1
Current portion of long-term debt	73.4	63.4
Deferred revenues	51.3	47.4
Total current liabilities	215.1	227.1
Deferred revenues	81.9	77.3
Deferred income taxes, net	7.9	7.9
Long-term debt, net of current portion	1,486.9	1,506.8
Other non-current liabilities	5.6	3.5
Total liabilities	1,797.4	1,822.6

Equity:
Additional paid-in capital	811.9	810.8
Retained earnings	77.9	65.7
Accumulated other comprehensive loss	(1.4)	(0.8)
Total shareholders' equity	888.4	875.7
Noncontrolling interests	1,046.1	1,063.7
Total equity	1,934.5	1,939.4
Total liabilities and equity	$3,731.9	$3,762.0

SCHEDULE II
BLACK KNIGHT FINANCIAL SERVICES, INC.
Condensed Consolidated Statements of Earnings
(In millions, except per share data)

	Three months ended March 31,
	2017	2016
	(Unaudited)

Revenues	$258.1	$241.9

Expenses:
Operating expenses	145.5	136.8
Depreciation and amortization	52.8	48.2
Transition and integration costs	1.2	—
Total expenses	199.5	185.0
Operating income	58.6	56.9
Other income and expense:
Interest expense	(16.7)	(16.8)
Other expense, net	(2.0)	(0.8)
Total other expense, net	(18.7)	(17.6)
Earnings before income taxes	39.9	39.3
Income tax expense	6.0	6.2
Net earnings	33.9	33.1
Less: Net earnings attributable to noncontrolling interests	21.7	21.7
Net earnings attributable to Black Knight Financial Services, Inc.	$12.2	$11.4

	Three months ended March 31,
	2017	2016
	(Unaudited)
Earnings per share
Net earnings per share attributable to Black Knight Financial Services, Inc., Class A common shareholders:
Basic	$0.18	$0.17
Diluted(1)	$0.18	$0.17
Weighted average shares of Class A common stock outstanding:
Basic	67.6	65.8
Diluted(1)	152.9	152.6
______________

(1)
The numerator in the diluted net earnings per share calculation is adjusted to reflect our income tax expense at an expected effective tax rate assuming the conversion of the shares of Class B common stock into shares of Class A common stock on a one-for-one basis. The shares of Class B common stock do not share in the earnings or losses of Black Knight and are, therefore, not participating securities. Accordingly, basic and diluted net earnings per share of Class B common stock have not been presented. The expected effective tax rate for the three months ended March 31, 2017 and 2016 was 32.8% and 35.4%, respectively. The denominator includes approximately 84.8 million shares of Class B common stock outstanding for the three months ended March 31, 2017 and 2016. The denominator also includes the dilutive effect of approximately 0.5 million and 2.0 million shares of unvested restricted shares of Class A common stock for the three months ended March 31, 2017 and 2016, respectively.

	Three months ended March 31,
	2017	2016
Earnings before income taxes	$39.9	$39.3
Income tax expense excluding the effect of noncontrolling interests	13.1	13.9
Net earnings	$26.8	$25.4
Diluted shares	152.9	152.6
Diluted net earnings per share	$0.18	$0.17

SCHEDULE III
BLACK KNIGHT FINANCIAL SERVICES, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Three months ended March 31,
	2017	2016
	(Unaudited)
Cash flows from operating activities:
Net earnings	$33.9	$33.1
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	52.8	48.2
Amortization of debt issuance costs, bond premium and original issue discount	0.7	0.7
Loss on extinguishment of debt, net	0.4	—
Deferred income taxes, net	—	(0.2)
Equity-based compensation	5.2	2.7
Changes in assets and liabilities:
Trade and other receivables, including receivables from related parties	(3.9)	(4.0)
Prepaid expenses and other assets	(9.4)	(11.9)
Deferred contract costs	(12.4)	(13.4)
Deferred revenues	8.5	3.6
Trade accounts payable and other accrued liabilities	(26.9)	(0.9)
Net cash provided by operating activities	48.9	57.9
Cash flows from investing activities:
Additions to property and equipment	(3.7)	(6.8)
Additions to computer software	(12.5)	(9.8)
Net cash used in investing activities	(16.2)	(16.6)
Cash flows from financing activities:
Debt service payments	(11.0)	(61.0)
Distributions to members	(38.0)	(48.0)
Capital lease payments	(4.3)	—
Tax withholding payments for restricted share vesting	(4.1)	—
Debt issuance costs	(1.7)	—
Net cash used in financing activities	(59.1)	(109.0)
Net decrease in cash and cash equivalents	(26.4)	(67.7)
Cash and cash equivalents, beginning of period	133.9	186.0
Cash and cash equivalents, end of period	$107.5	$118.3
Supplemental cash flow information:
Interest paid	$(9.4)	$(9.4)
Income taxes refunded (paid), net	$0.1	$(1.1)

SCHEDULE IV
BLACK KNIGHT FINANCIAL SERVICES, INC.
Segment Information
(In millions)

	Three months ended March 31, 2017
	Technology	Data and Analytics	Corporate and Other		Total
	(Unaudited)
Revenues	$220.6	$38.9	$(1.4)	(1)	$258.1
Expenses:
Operating expenses	93.7	33.5	18.3		145.5
Transition and integration costs	—	—	1.2		1.2
EBITDA	126.9	5.4	(20.9)		111.4
Depreciation and amortization	27.1	3.5	22.2	(2)	52.8
Operating income (loss)	99.8	1.9	(43.1)		58.6
Interest expense					(16.7)
Other expense, net					(2.0)
Earnings before income taxes					39.9
Income tax expense					6.0
Net earnings					$33.9
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

	Three months ended March 31, 2016
	Technology	Data and Analytics	Corporate and Other		Total
	(Unaudited)
Revenues	$202.4	$41.8	$(2.3)	(1)	$241.9
Expenses:
Operating expenses	87.0	35.0	14.8		136.8
Transition and integration costs	—	—	—		—
EBITDA	115.4	6.8	(17.1)		105.1
Depreciation and amortization	25.4	2.1	20.7	(2)	48.2
Operating income (loss)	90.0	4.7	(37.8)		56.9
Interest expense					(16.8)
Other expense, net					(0.8)
Earnings before income taxes					39.3
Income tax expense					6.2
Net earnings					$33.1
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

SCHEDULE V
BLACK KNIGHT FINANCIAL SERVICES, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In millions)

Reconciliation of Revenues to Adjusted Revenues /
Adjusted Revenues Excluding the Effect of the Property Insight Realignment

	Three months ended March 31,
Consolidated:	2017	2016
	(Unaudited)
Revenues	$258.1	$241.9
Deferred revenue purchase accounting adjustment	1.4	2.3
Adjusted Revenues	259.5	244.2
Effect of Property Insight realignment	—	(7.2)
Adjusted Revenues Excluding the Effect of the Property Insight Realignment	$259.5	$237.0
Adjusted Revenues Growth Excluding the Effect of the Property Insight Realignment	9%

	Three months ended March 31,
Data and Analytics:	2017	2016
	(Unaudited)
Adjusted Revenues	$38.9	$41.8
Effect of Property Insight realignment	—	(7.2)
Adjusted Revenues Excluding the Effect of the Property Insight Realignment	$38.9	$34.6
Adjusted Revenues Growth Excluding the Effect of the Property Insight Realignment	12%

Reconciliation of Net Earnings to Adjusted EBITDA

	Three months ended March 31,
	2017	2016
	(Unaudited)
Net earnings	$33.9	$33.1
Depreciation and amortization	52.8	48.2
Interest expense	16.7	16.8
Income tax expense	6.0	6.2
Other expense, net	2.0	0.8
EBITDA	111.4	105.1
Deferred revenue purchase accounting adjustment	1.4	2.3
Equity-based compensation	5.4	2.7
Debt and/or equity offering expenses	1.2	—
Adjusted EBITDA	$119.4	$110.1
Adjusted EBITDA Margin	46.0%	45.1%

SCHEDULE VI
BLACK KNIGHT FINANCIAL SERVICES, INC.
Reconciliation of Net Earnings to Adjusted Net Earnings
(In millions, except per share data)

	Three months ended March 31,
	2017	2016
	(Unaudited)
Net earnings	$33.9	$33.1
Depreciation and amortization purchase accounting adjustment	22.0	19.8
Deferred revenue purchase accounting adjustment	1.4	2.3
Equity-based compensation	5.4	2.7
Debt and/or equity offering expenses	3.2	—
Legal and regulatory matters	—	0.9
Income tax expense adjustment	(20.6)	(17.9)
Adjusted Net Earnings	$45.3	$40.9

Adjusted Net Earnings Per Share	$0.30	$0.27
Weighted Average Adjusted Shares Outstanding	152.9	152.6

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